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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Kinetic Concepts, Inc.:

     We consent to the use of our audit reports dated February 14, 1995 on the consolidated financial statements of Kinetic Concepts, Inc. and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period then ended included herein and incorporated by reference from the Company's annual report on Form 10-K and to the reference to our firm under the heading "Experts" in the prospectus.

     Our reports refer to a change in the method of accounting for income taxes in 1993 and the method of applying overhead to inventory in 1994.


                                            /s/  KPMG PEAT MARWICK LLP

                                            KPMG PEAT MARWICK LLP

San Antonio, Texas

January 23, 1996